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                                                                    Exhibit 99.4

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK
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GENERAL COLOR COMPANY PENSION     :     Index No.
PLAN, ON BEHALF OF ITSELF and ALL
OTHERS SIMILARLY SITUATED,        :

                    Plaintiff,    :     CLASS ACTION COMPLAINT
                                        ----------------------
     -against-                    :

GROW GROUP, INC., RUSSELL BANKS,  :
JOSEPH M. QUINN, JOHN F. GLEASON,
PETER L. KEANE, PHILIPPE ERARD,   :
TOLLY PLESSER, ROBERT J. MILANO,
ARTHUR W. BROSLAT, LLOYD FRANK,   :
ANGUS N. MACDONALD, WILLIAM H.
TURNER, and HAROLD G. BITTLE,     :

                    Defendants.   :

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     Plaintiff, by its attorneys, alleges upon information and belief (said information and belief being based, in part, upon the investigation conducted by and through its undersigned counsel), except with respect to its ownership of Grow Group, Inc. common stock, and its suitability to serve as a class representative, which is alleged upon personal knowledge, as follows:

                                    PARTIES
                                    -------

     1. Plaintiff General Color Company Pension Plan is the owner of 100 shares of defendant Grow Group Inc. ("Grow" or the "Company").
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     2.  Defendant Grow is a corporation organized and existing under and by virtue of the laws of the State of New York. Defendant Grow maintains its principal offices at 200 Park Avenue, New York, New York, which is in the City, County and State of New York. Defendant Grow also operates its extensive business from its headquarters in the City, County and State of New York. In addition, defendant Grow's shares are actively traded on the New York Stock Exchange ("NYSE"), which is located in the City, County and State of New York.

     3. Defendant Russell Banks ("Banks") is the President, Chief Executive Officer and a Director of defendant Grow.

     4. Defendant Joseph M. Quinn ("Quinn") is Executive Vice President, Chief Operating Officer and a Director of defendant Grow.

     5. Defendant John F. Gleason ("Gleason") is an Executive Vice President and a Director of defendant Grow.

     6.  Defendant Peter L. Keane ("Keane") is a Director of defendant Grow.

     7.  Defendant Philippe Erard ("Erard") is a Director of defendant Grow.

     8.  Defendant Tolly Plesser ("Plesser") is a Director of defendant Grow.

     9.  Defendant Robert J. Milano ("Milano") is a Director of defendant Grow.

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     10.  Defendant Arthur W. Broslat ("Broslat") is a Director of defendant
Grow.

     11.  Defendant Lloyd Frank ("Frank") is a Director of defendant Grow.

     12. Defendant Angus N. MacDonald ("MacDonald") is a Director of defendant Grow.

     13.  Defendant William H. Turner ("Turner") is a Director of defendant
Grow.

     14.  Defendant Harold G. Bittle ("Bittle") is a Director of defendant Grow.

     15. Defendants Banks, Quinn, Keane, Erard, Plesser, Milano, Gleason, Bittle, Turner, MacDonald, Frank and Broslat are collectively referred to herein as the Defendant Directors.

                            CLASS ACTION ALLEGATIONS
                            ------------------------

     16. Plaintiff brings this action on his own behalf and as a class action, pursuant to Section 901 of the CPLR, on behalf of all shareholders of defendant Grow (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) or their successors in interest, who have been or will be adversely affected by the conduct of defendants alleged herein.

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     17.  This action is properly maintainable as a class action for the following reasons:

          (a) The class of shareholders for whose benefit this action is brought is so numerous that joinder of all class members is impracticable. As of February 1, 1995, there were over 16,100,000 shares of defendant Grow's common stock outstanding owned by more than 4,000 shareholders of record scattered throughout the United States and foreign countries.

          (b) There are questions of law and fact which are common to members of the class and which predominate over any questions affecting any individual members. The common questions include, inter alia, the following:
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              i.   Whether one or more of the defendants has engaged in a plan and scheme to enrich themselves at the expense of defendant Grow's public stockholders;

             ii. Whether the Defendant Directors have breached their fiduciary duties owed by them to plaintiff and members of the Class, and/or have aided and abetted in such breach, by virtue of their participation and/or acquiescence and by their other conduct complained of herein;

            iii. Whether defendants have failed to fully disclose the true value of defendant Grow's

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     assets and earning power and the future financial benefits which they expect to derive from the merger with Imperial Chemical Industries, PLC ("ICI");

             iv. Whether the Defendant Directors have wrongfully failed and refused to seek a purchaser of Grow at the highest possible price, and instead have sought to chill potential offers and acquire the valuable assets of defendant Grow for defendant ICI at an unfair and inadequate price;

              v. Whether plaintiff and the other members of the Class will be irreparably damaged by the transactions complained of herein;

             vi. Whether defendants have breached or aided and abetted the breach of the fiduciary and other common law duties owed by them to plaintiff and the other members of the Class; and

            vii. Whether defendants are pursuing a scheme and course of business designed to eliminate the public shareholders of defendant Grow in violation of the laws of the State of New York.

          18. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same

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interest as the other members of the Class.  Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

          19. Plaintiff anticipates that there will not be any difficulty in the management of this litigation.

          20. For the reasons stated herein, a class action is superior to other available methods for the fair and efficient adjudication of this action.

                               FACTUAL BACKGROUND
                               ------------------

          21. Defendant Grow manufactures and markets trade paints and coatings, chemical automotive and industrial products, including thinners, adhesives and plastisols, high-gloss urethane coatings and chemical coatings designed for maritime and industrial users.

          22. On May 1, 1995, it was announced that Grow and ICI, an English company, entered into a definitive merger agreement pursuant to which ICI would offer to purchase all the outstanding shares of Grow for $18.10 per share. The tender offer would be followed by a second-step cash merger in which each share of Grow not acquired in the tender offer or otherwise, would be converted into the right to receive $18.10 in cash.

          23. The $18.10 offer provides little or no premium over the trading price of Grow common stock which closed at $17-3/8 per share on April 26, 1995, prior to the announcement of the

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tender offer.  In fact, in June 1994, Grow traded at more than $19 per share.

          24. In addition to the fact that the offer does not provide a sufficient premium for Grow shareholders, it also appears that the offer was structured to allow Grow management to maintain its positions.

          25. The proposed tender offer is wrongful, unfair and harmful to Grow's minority stockholders, the Class members, and represents an attempt by defendants to aggrandize their personal and financial positions and interests and to enrich themselves at the expense of and to the detriment of the minority stockholders of the Company. The proposed transaction will deny plaintiff and other Class members their rights to share proportionately in the true value of the Company's assets and future growth in profits and earnings, while usurping the same for the benefit of defendant Grow at an unfair and inadequate price, while permitting certain of the individual defendants to reap enormous profits from their small initial investments in the Company without the consequences described above which would make the price being paid unacceptable to these defendants.

                     CAUSE OF ACTION AGAINST ALL DEFENDANTS
                     --------------------------------------

          26. Defendants, acting in concert, have violated their fiduciary duties owed to the public shareholders of Grow and put their own personal interests and the interests of ICI ahead of

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the interests of the Grow public shareholders and have used their control positions as officers and directors of Grow all as alleged herein, and all for the purpose of reaping high personal profits at the expense of Grow's public shareholders.

          27. The Defendant Directors failed to (1) undertake an adequate evaluation of Grow's worth as a potential merger acquisition candidate; (2) take adequate steps to enhance Grow's value and/or attractiveness as a merger/acquisition candidate; (3) effectively expose Grow to the marketplace in an effort to create an active and open auction for Grow; or (4) act independently so that the interests of public shareholders would be protected. Instead, defendants have arbitrarily set an exchange ratio for the publicly held shares of defendant Grow without an appropriate premium or recognition of the added value of Grow that will result from it being wholly-owned by ICI.

          28. Furthermore, in contemplating and implementing their plan to obtain immediate financial rewards for themselves the Defendant Directors have failed to (1) undertake an adequate evaluation of Grow's worth as a potential merger/acquisition candidate; (2) adequately insure that no conflicts of interest existed, and, instead, have resolved such conflicts in favor of themselves and ICI, rather than ensure that all conflicts were resolved in the best interest of Grow and its public shareholders; or (3) acted independently or in any other way to ensure

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that the interests of Grow's public shareholders will be protected.

          29. Defendants have reached understandings among themselves that they will not solicit a proposal or initiate any discussions with any person or entity regarding any offer or proposal for the acquisition of the business of Grow by merger, asset sale, stock sale or otherwise, while Grow is still a publicly-held company. While the defendant directors of Grow should seek out other possible purchasers of the assets of Grow or its stock in a manner designed to obtain the highest possible price for Grow's shareholders, or seek to enhance the value of Grow for all its current shareholders, they have instead resolved to wrongfully obtain the valuable assets of Grow for ICI at a bargain price, which, under the circumstances here, disproportionately benefits them. These understandings have been reached in violation of the Defendant Directors' fiduciary duties.

          30. These tactics pursued by the defendants are, and will continue to be, wrongful, unfair and harmful to Grow's public shareholders, serve no legitimate business purpose of Grow, and are an attempt by the defendants to aggrandize their personal positions, interests and finances at the expense of and to the detriment of the public stockholders of Grow. These maneuvers by the defendants will deny members of the Class their

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right to share in the true value of Grow's valuable assets, future earnings and profitable businesses to the same extent as they would as Grow shareholders.

          31. In contemplating, planning and/or doing the foregoing specified acts and in pursuing and structuring the transaction, the defendants are not acting in good faith toward plaintiff and the Class, and have breached, and are breaching, their fiduciary duties to plaintiff and the Class.

          32. Because the Defendant Directors dominate and control the business and corporate affairs of Grow and because they are in possession of private corporate information concerning Grow's businesses and future prospects, there exists an imbalance and disparity of knowledge and economic power between the defendants and the public shareholders of Grow which makes it inherently unfair to Grow's public shareholders. The proposed transaction will ensure that defendants disproportionately benefit from the value and future financial prospects of Grow, in contravention of defendants' fiduciary duties to assure that Grow's shareholders receive the highest value for their shares.

          33. By reason of the foregoing acts, practices and course of conduct, the Defendant Directors have failed to use ordinary care and diligence in the exercise of their fiduciary obligations toward Grow and its public shareholders.

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          34.  The acts complained of here above were willful, malicious, and oppressive, in that the defendants, and each of them, know that their actions as complained of herein, involve improper and illegal practices, violations of law and other acts completely alien to the duties of officers and directors to carry out corporate affairs in a fair, just, honest, and equitable manner. By reason of the foregoing, the Class is entitled to exemplary damages.

          35. As a result of the actions of the defendants, plaintiff and the Class have been and will be damaged in that they will not receive the fair value of Grow's assets and business in exchange for their Grow shares, and have been and will be prevented from obtaining a fair price for their shares of Grow common stock.

          36. Unless enjoined by this Court, the Defendant Directors will continue to breach their fiduciary duties owed to plaintiff and the Class, and will exclude the Class from receiving fair value for their proportionate share of Grow's valuable assets and businesses, all to the irreparable harm of the Class, as aforesaid.

          37.  Plaintiff has no adequate remedy at law.

          WHEREFORE, plaintiff demands judgment as follows:

               (a) Declaring that this action may be maintained as a class action pursuant to CPLR 901 et seq.;
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               (b) Declaring that defendants' attempts to freeze-out Grow's public shareholders was unfair, unjust and inequitable to plaintiff and the other members of the Class;

               (c) Enjoining preliminary and permanently the defendants from taking any steps necessary to accomplish or implement the proposed merger of defendant Grow with defendant Grow at a price that is not fair and equitable;

               (d) Imposing a voting trust upon the shares of Grow owned or controlled by defendants to restrain their ability to use their voting control of the Company to effect the transaction;

               (e) Requiring defendants to compensate plaintiff and the members of the Class for all losses and damages suffered and to be suffered by them as a result of the acts and transactions complained of herein, together with prejudgment interest from the date of the wrongs to the date of the judgment herein .


               (f) Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys', accountants', and experts' fees; and

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               (g) Granting such other and further relief as may be just and proper.

Dated:    New York, New York
          May 1, 1995
                                           WOLF HALDENSTEIN ADLER
                                           FREEMAN & HERZ LLP
                                           270 Madison Avenue
                                           New York, New York 10016
                                           (212) 545-4600

                                           LAW OFFICES OF
                                           CHARLES J. PIVEN
                                           The Legg Mason Tower, Ste 2700
                                           111 S. Calvert Street
                                           Baltimore, MD  21202
                                           (410) 332-0030

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